Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated August 30, 2024 in the Registration Statement on Form S-1/A, under the Securities Act of 1933 with respect to the balance sheets of Rocky Mountains Group Ltd (collectively the “Company”) for the period from July 25, 2023 (date of inception) to May 31, 2024, and the related statements of operations and comprehensive loss, statement of stockholders’ equity, and statement of cash flows for the period from July 25, 2023 (date of inception) to May 31, 2024, and the related notes included herein.

We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Registration Statements.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

January 17, 2025